Exhibit 3.4

ARTICLES OF ORGANIZATION

These Articles of Organization are submitted for filing for the purpose of creating and organizing a business corporation pursuant to the applicable provisions of the Massachusetts Business Corporations Act (the "Act") and the Code of Massachusetts Regulations ("CMR").

Article I - Corporate Name

The filing entity being formed is a business corporation. The exact name of the corporation is Rain Enhancement Technologies Holdco, Inc. (the "Corporation").

Article II - Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business corporation may engage in under M.G.L. Chapter 156D of the Act.

Article III - Authorized Shares

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is: 275,000 common shares, with a par value of $0.0001 per share.

Article IV - Preferences, Limitations and Rights of Any Class or Series

None.

Article V - Restrictions on Transfer

The following restrictions are imposed upon the transfer of the shares of stock: None.

Article VI - Other Lawful Provisions

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the Corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) improper distribution to shareholders; or (4) a transaction from which the director received an improper benefit.

The directors may, to the full extent permitted by the Act and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (ii) to indemnify and/or insure directors, officers and employees against liability to the fullest extent permitted by the Act and applicable law.

Article VII - Effective Date

This document becomes effective when the document is received for filing by the Secretary of the Commonwealth.

Article VIII - Supplemental Information

The following information contained in Article VIII is not a permanent part of the Articles of Organization:

a.  The street address of the initial registered office of the Corporation in Massachusetts is 44 School Street, Suite 505, Boston, MA 02108.

b.  The name of the initial registered agent at the Corporation's registered office is Registered Agent Solutions Inc.

c.  The name and street addresses of each initial director, president, treasurer and secretary of the Corporation is as follows:

	NAME	Residential or Business Address
President	Paul T. Dacier	21 Pleasant Street, Suite 237, Newburyport, MA 01950
Treasurer	Paul T. Dacier	21 Pleasant Street, Suite 237, Newburyport, MA 01950
Secretary	Stephen J. Doyle	21 Pleasant Street, Suite 237, Newburyport, MA 01950
Director	Paul T. Dacier	21 Pleasant Street, Suite 237, Newburyport, MA 01950

d.  The fiscal year end of the Corporation is December 31.

e.  The type of business in which the Corporation intends to engage is as follows: Special purpose vehicle to effect merger.

f.  The street address of the Corporation's principal office is 21 Pleasant Street, Suite 237, Newburyport, MA 01950.

g.  The street address where the records of the Corporation that are required to be kept in Massachusetts are located is 21 Pleasant Street, Suite 237, Newburyport, MA 01950 which is its principal office.

Article IX - Execution

Signed this 21st day of May 2024 by the Incorporator(s):

Signature:	/s/ Stephen J. Doyle

Name: Stephen J. Doyle

Address: 21 Pleasant Street, Suite 237, Newburyport, MA 01950

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

May 21, 2024 05:10 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth